CPS TECHNOLOGIES CORP.

Moderator:    Ralph Norwood

March 3, 2015

4:30 p.m. ET

Operator:               This is conference #:         94936938

                              Good afternoon, my name is (Loshandra) and I will be your conference operator today.  At this time, I would like to welcome everyone to the CPS Technologies Corporation Year End conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker's remarks, there will be a question and answer session.

                              If you would like to ask a question, press star and then the number one on your telephone keypad.  If you would like to withdraw your questions, press the pound key.  Thank you.  I would now like to turn the call over to Mr. Ralph Norwood.

                              Please go ahead, sir.

Ralph Norwood:   Thank you, operator.  Good afternoon.  Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS's operations and environment.

                              These uncertainties include economic conditions, market demands and competitive factors.  Such factors could cause actual results to differ materially from those in any forward looking statement.  Now, I would like to turn the call over to Grant to offer his perspective on the fourth quarter and year end results.

Grant Bennett:      Thank you, Ralph.  Let me provide a 30,000 foot elevation view of the fourth quarter and the annual results.  Ralph will then jump into some of the details from a financial perspective.

                              Let me first speak about the fourth quarter results.  We are delighted that the revenue number came in very close to $6 million and we had the highest quarterly profit of any quarter in 2014.  We continue to generate cash.  Demand in our primary product lines---base plates for trains and hybrid automobiles and lids and heat spreaders for high performance ICs---was reasonably steady.

                              In the fourth quarter, we had strong revenues from some new areas. Spheres or balls used in hydraulic fracturing accounted for approximately $500,000 in revenue in the fourth quarter.  Final shipments under the manufacturing development phase of the AMDR (air missile defense radar) program with Raytheon accounted for $300,000 of shipments in the fourth quarter.

                              We are very pleased that we qualified for and have been listed on the NASDAQ capital markets as of January.

                              A couple of comments about 2014 in total:  we had record sales – Ralph will go in to the details -- we also have very solid net income of over $1 million and ended the year with over $2 million in cash which is the highest cash balance we have had in many years.

                              In 2014 one of our primary objectives was to strengthen our sales and marketing reach around the world.  We have brought on five new regional sales representatives;  one in Israel and four in territories of the United States.  We are pleased that those sales representatives are already starting to identify opportunities that will generate real revenues.

                              We do have a long sales cycle, as we have talked about in the past, and so the new sales representatives don’t immediately generate revenues, but nonetheless, we are identifying additional opportunities and moving towards design wins in these territories where in the past, we have had very little activity.

                              I mentioned that in the quarter, the balls used in fracking and the specialty base plate used in the air missile defense radar system accounted for meaningful revenue and those are both wonderful examples of the nature of our business: there tends to be an exploratory period leading to eventual design wins and then leading to manufacturing.

                              As we look at the annual results, a very important development for us was the expansion of our board of directors with the addition of Thomas Culligan as an independent outside director and we are very delighted that Tom joined us.  He brings a wealth of experience in many areas that are important to us not only in international sales and marketing but in defense electronics and aerospace.

                              Let me comment briefly on the bigger picture, long-term; there are a number of areas that we are very excited about.  As we mentioned on previous quarterly calls, we have been visiting mainland China and our goal is to be a supplier into the Chinese rail industry directly.  We are already a significant supplier into the Chinese rail industry through our European customers.  The Chinese are vertically integrating and the two major players, China Southern Rail and China Northern Rail, have announced that they will be merging in order to strengthen their ability to sell their systems abroad.  As we speak we are recruiting a technical sales engineer, a Chinese citizen, who will be living in China and sell for us in China.

We mentioned the AMDR program and the component we are making for it.  The program in and of itself is very significant and assuming the Navy proceeds to authorize Raytheon moving into the production phase, which is very, very highly likely, as we have indicated in the past that this one component alone will generate approximately $17 million worth of revenue over a three or four year period of time.

                              But for us, this program is a corroboration of the benefits of this high thermal conductivity base plate.  One of our objectives this past year was to identify other applications for this high performance base plate and we were able to book three additional prototype orders in meaningful programs in 2014.

                              We have, as you know, targeted the Japanese market for some time as a growth area for the Company, and our competitor, as you know, has injected some uncertainty in the market by asserting to customers that we are infringing one of their patents.  We have been underway for a very long period of time to seek to have that patent declared invalid.   Although we believed this issue would be finally decided by the end of this quarter, the first quarter, the intellectual property high court in Japan has scheduled one additional hearing in April.  They do indicate now that that will be the last hearing but that pushes final resolution of this issue into May.

                              However in the meantime, there is actually no legal obstacle to buying from us in Japan, it is simply the overhang of these assertions by our competitor that are creating uncertainty.  We are delighted that one of the large Japanese module makers with whom we have been interacting has placed an initial order for our base plates that they will be using in a new product line.

                              We have had several other design wins in 2014.  For example, as we continue to be more active in structural applications we have had some very positive developments on a robotic component used for semiconductor capital equipment in the semiconductor capital equipment area.

                              With that overview, let me turn the call back over to Ralph for more detail on the financial results for the quarter and the year.

Ralph Norwood:   Thank you, Grant.

                              In my remarks, I will focus on the results for the quarter but I will also aim to put the results for the year in perspective.  As Grant mentioned, for the quarter, we earned revenues of $5.9 million.  That was 17 percent above the fourth quarter last year and it brought our total year total to a record $23.1 million.  Very importantly is the gross margin percentage for the quarter. It was 26 percent and in particular, that is important because we were at 22 percent in the third quarter where we encountered some issues with manufacturing and product mix and so this represents a nice rebound.  Gross margin for the year was 24 percent and down slightly from the 25 percent we are in last year;  but it still represents the second highest level in over five years.

                              Operating profit for the quarter totaled $577,000 and this was a 34 percent increase versus the fourth quarter last year and the second highest total of any quarter in the past four years.

                              Net income for the year totaled $1 million after an effective tax rate of only 18 percent. This low rate reflects some research tax credits that we earned during the year.  But as those of you who have followed us for some time realize, we really don't pay any cash taxes and we have over $2 million of deferred tax credits on our balance sheet which will shield about $6 million of profits going forward.

                              Turning to the balance sheet, as Grant indicated, we ended with $2.3 million of cash and no bank borrowings, and for the first time in many years, we were free of capital leases.  This is the highest cash balance in over five years and this is the first time as I indicated, we haven't had these capital leases outstanding.

                              Our receivables totaled $3.6 million at the end of December or 54 days outstanding.  Typically, our DSOs are in the 60 to 70 day range but at year end  in the last two years our customers bought early in the quarter and ended up paying before the quarter ended which resulted in  low DSOs; nothing unexpected, really.

                              Inventories at the end of the year totaled $2.5 million, also well within range and we have operated in for the last several quarters and represents an inventory turnover of seven times.

                              Capital expenditures with a little bit lower depreciation for the quarter and the year, and as I mentioned, we also have that $2.3 million of deferred tax assets which will shield income going forward.

                              On the liability side, payables and accruals in total amounted to $2.4 million very consistent with historic levels.  And we ended the quarter with our current ratio of 3.9, that is up from 3.3 at the end of last year and 2.2 at the end of 2012.

                              We also ended the year with an uncommitted – I'm sorry, a committed but untapped credit line of $2 million.  At this point, I would like to turn the call back to Grant for a few final comments before we take questions.

Grant Bennett:      Thank you, Ralph.  And as a rule, we don't give guidance but we indeed want to do all we can to communicate clearly and effectively.  We find ourselves, just because this is our annual call, a little later in the quarter than we are usually and we have two months into the quarter behind us so let me  comment on one or two things about the first quarter.  I mentioned we had two exciting new sources of revenue in the fourth quarter and really through the second half of 2014.

                              Those were the balls used in fracking and the component for AMDR.  The fracking business, which generated over $1 million in revenue in the last half of 2014, appears to have taken a quite steep slope downward, at least in the very short term, related to oil prices.  The revenues in the first quarter from that activity will be significantly lower than the fourth quarter.

                              The fracking business is going to be very, very volatile; it is certainly not going away but it is going to be volatile.

                              And secondly, the AMDR program which again, generated over $300,000 of revenue in the fourth quarter, is silent for the next two or three quarters until the production phase of the program turns on at the end of this year.  So those two activities alone will have an impact on the revenues in the first quarter.

                              We hear, virtually every day in the news, a piece about the impact of the strengthening dollar on U.S. exports.  As you know approximately 70 percent of our revenues come from exports and we are seeing that as our products become more expensive vis-à-vis our competitors in foreign markets due to the strengthening dollar  that pressure is starting to mount.

                              So let me signal that as we look at 2015, our operating plan calls for year to year growth in revenue and income, 2015 versus 2014.  However, the first quarter will be lower than the first quarter last year and will be lower than the fourth quarter of 2014.

                              Let me also mention that there was,  about two weeks ago, a rumor on Twitter relating to CPS and a particular electric car.  We are not in the business of confirming or denying rumors, but we do want to signal strongly to our investors that if there is a significant announcement that we will seek to make that announcement on a timely basis to the benefit of all and that we want to be more public with our news than we have in the past.

                              But again, we are not in the business of confirming or denying rumors.  We do continue to be calling on all of the players who are in or we believe might be in the hybrid electric vehicle and electric vehicle area and we continue to believe that will generate growth for us long term.

                              Operator, could we turn the control back to you to take questions.

Operator:               OK at this time, I would like to remind everyone, in order to ask a question, please press star and the number one on your telephone keypad.  To also ensure everyone has the opportunities to ask questions, we will limit each person to one question.

                              If time permits, we will then at that time, return for additional questions, just press star and the number one on your telephone keypad to reenter the queue.  We will pause just a moment to compile the Q&A roster.

                              And your first question comes from (Fred Mulligan).

(Fred Mulligan):    Good evening, guys.

Grant Bennett:      Hi.

Ralph Norwood:   Hi, Fred.

(Fred Mulligan):    Maybe – there is an article on Seeking Alpha about a week or a week and a half ago in regard to – military vehicles, HUMVEE and heavy equipment, talking about a major contract going over a long period of time for about – thinking on it by about three different defense contractors.

                              So are you involved in any of this?

Grant Bennett:      We saw that article and several shareholders sent it to us and we appreciate them doing that and being involved.  The short answer is we are present and active at all of those primes mentioned in the article.  And when I say present and active, I mean that we are calling on and we have, in many cases, had development and prototype orders from those companies.  And over the time we have been working on military contracts, the Army has been vocal in communicating some of the results of the program to the primes.

                              And so a crisp answer is we have not been selected as a supplier for any of the specific components in the program that you refer to; but those decisions simply have not yet been made and we are doing all we can to be fully considered and certainly from our point of view, we think we have a superior solution.

(Fred Mulligan):    The Raytheon contract -- OK, it sounded in the past as if it was almost categorical that you had gotten it.  And now it seems to be modified.  Has that changed, really?

Grant Bennett:      No, if that is the impression I gave, I misspoke. We are absolutely designed-in and the only question is how quickly the Navy will roll out this program.  The Navy has made public announcements, and I fully anticipate that they will hold to those announcements and that is where the $17 million figure is coming from.  Since the actual contract has not yet been given to Raytheon we just want to make sure people understand that.  But we don't see risk there.

Ralph Norwood:   See, (Fred),  I'm going to elaborate just a bit-- there was a development aspect to this program and that involved our providing development parts for the third and fourth quarter which in total was $600,000.  Raytheon now is working with the Navy or the Navy is reviewing those shall we say, samples and it will take nine months, and maybe a year and then the Navy will decide if they want to proceed to a production contract or not.

                              And almost always, they do.  And so once that happens, then we can count on a minimum of $17 million of business over the next four years or so and it  could be well beyond that in the future.

(Fred Mulligan):    OK you  lowered, the first quarter numbers because of the absence of the fracking business plus Raytheon AMDR not making any contribution.  And so you are having a rather significant decline in those areas.  Where does the pickup occur for the year anyway in terms of looking at it for the year?

Grant Bennett:      Go ahead, Ralph.  Do you want to comment on that?

Ralph Norwood:   Sure.  And well, Fred, as we have mentioned before, much of our businesses is planting seeds in the form of new designs that ultimately get selected and then become three or four, five year programs.  As you are well aware, and hopefully, most of the investors are in the past year, we have added four new sales reps in the U.S. plus Israel.  All of them have brought new opportunities to us and many of which we think could start generating revenue as soon as next year.

                              In addition to that, we do see in the hybrid electric vehicle, electric vehicle there….

(Fred Mulligan):    And you said next year, is that in 2016 or do you mean 2015?

Ralph Norwood:   I'm talking 2015, sorry.  We have turned the corner.

                              Thank you.

(Fred Mulligan):    OK.

Ralph Norwood:   And so as soon as 2015, we expect to have revenues from opportunities that have come forth with these new reps, including Israel as I mentioned.

                              And further, as you know our largest businesses is in trains and half of that business is in China.  We see no letup there.  We see that continuing to grow into double digits and certainly hybrid electric vehicles and electric vehicles -- the same thing.  And so I would say all of those areas, fracking is going to return and AMDR is going to come back and so for the year, we feel good;  the short answer is there will be bumps along the road and the first quarter is a bump.

Grant Bennett:      All right.  And (Fred), if I could elaborate just a briefly-- these two areas were fairly significant and we have highlighted them because they are new revenue sources -- fracking and the AMDR program.  Fracking obviously hasn't stopped, our partner finds themselves with more inventory than they expected to have and so how quickly they consume that inventory and what the new level of underlying demand is a little bit unclear but it is certainly greater than zero.

                              And likewise, the production phase of the AMDR program – it will start to generate demand in the second half of our year.  We have touched on these new areas but the hybrid electric vehicle revenues continue to be very strong and –

(Fred Mulligan):    Is that growing?

Grant Bennett:      It is growing.  And the traction business, broadly speaking, is growing as well.

(Fred Mulligan):    OK.  Thank you.

Operator:               And your next question comes from the line of Bryn Mawr Trust

(Mote Howard)     I guess that is me.  Am I on?  (Inaudible) more trust…..

                              I have a couple of…

Ralph Norwood:   Go ahead, (Mote).

(Mote):                  M-O-T-E is my nickname, that is OK, whatever…

Grant Bennett:      OK, (Mote), go ahead.

(Mote):                  AMDR, what is AMDR?

Grant Bennett:      AMDR is a Navy acronym for Air Missile Defense Radar.

(Mote):                  OK.  Good.  The question I have is you know we have talked about the – I was delighted finally to hear some progress at least a day we will know about the Japanese patent problem, because I have been asking again and again for a clue but my other question is this:  There are a lot of needs for dispersing heat in electronics and you know we talked about the big things like cars and trains.  Is there something that an electronic high tech industry that has big possibilities or not?

Grant Bennett:      Absolutely.  And in fact, I'm sitting in a conference room in downtown Los Angeles at this moment and Ralph is in Massachusetts.  I'm here visiting aerospace companies who are our customers.  The aerospace and the defense electronics players are the ones that are pushing the edge either on reliability or performance.  They want the product to either last longer or they want to get greater performance out of on equal or smaller area.  Indeed, we have many, many, many design wins.  These programs so far, have tended to be smaller in revenues on an ongoing basis than the traction market.

But certainly, there are some large opportunities there.  An example: we make a part now found in all new GPS satellites, there are several of them in everyy GPS satellite.  It is just not a huge market but it is a meaningful market that generates a couple of hundred thousand dollars a year and the customers who are using it for that application are considering using it for additional applications.

We talk about the high reliability -- high performance segments of electronics markets and that is where we really do see that we bring significant benefits to the customer.

(Mote):                  Thank you.

Operator:               And your next question comes from the line of Michael Epstein.

Michael Epstein:   Yes, gentlemen, nice going – (Fred's) questions were very appropriate and Grant, is there any chance that you are running away from Boston, that is why you are in L.A.?

Grant Bennett:      Yes, every customer I see – that’s their first comment. “I know you are really not here to see me – you are here to escape the snow.”

Michael Epstein:   Is there a product out there or companies out there that we can purchase and tuck into our operations that would accelerate our growth or anyway that we can get a little more traction on a shorter term basis?

Grant Bennett:      We are not only open to, but we are seeking to identify and evaluate acquisition opportunities.  We were just listed on NASDAQ and we will, as a matter of prudence, make a shelf filing so that we have everything in place should the right acquisition opportunity be available.

                              So in short, yes, we think we are finally at a size and with a financial structure where that is truly a viable option and at the same time, we haven't yet found a company that we believe is the right opportunity.

Michael Epstein:  OK, thank you.

Ralph Norwood:   Michael, let me just elaborate a bit on that.  I would say three to four times a week, Grant and I get a call from someone wanting either to lend us money, raise capital or they got this neat little company that we should buy.  And our focus is not on that area but by virtue of the fact that we are on NASDAQ, we are going to increase the volume and we will now have a currency that will allow us to move more quickly; that is the purpose of the shelf registration. We have no immediate plans to raise capital but when you have registered shares, that just gives you more flexibility.  And so we want to be agile and stay focused on what we are really good at but be open to opportunities as they present themselves.

Operator:               And your next question comes from (David Birnie).

(David Birnie):      Hey guys.

Ralph Norwood:   Hi, (David).

Grant Bennett:      Hi, (David).

(David Birnie):      How are you doing?

Ralph Norwood:   Good.

(David Birnie):      I'm a little confused on the contract with Raytheon in terms of the timing of this.  Do you expect to get any revenues within just this year or do you have any sense of the timeframe on that?

Grant Bennett:      Yes, towards the end of this year, we expect to get the initial production order.  We make a component that goes into a much larger complex system so our customer has to get the order for that system first..  But yes, we expect to be producing towards the end of this year;  we expect that revenue stream to turn on.

(David Birnie):      So in other words, you expect that a decision will be made this year in terms of a goal for that?

Grant Bennett:      Yes, but I would even be stronger than that.  The decision is definitely a go and we are selected and Raytheon has been selected by the Navy and in other words, it is not– there is no competitive issues.  The only issue is simply a government defense funding question which is – you know when do they actually release the money.  If you Google AMDR, the Navy has several webpages where they go into some detail on this program and they outline a master schedule.  And fundamentally, we believe that we will adhere to that schedule.

(David Bernie):     So you feel pretty confident about it?

Grant Bennett:      Yes.

(David Birnie):      OK, my other question has to do with this Japanese patent which you know seems to be going on forever but can you elaborate a little bit?  Did you get any kind of feedback in terms of what this hearing is about or what the purpose of it is or do you have to appear and give more information? Can you elaborate a little bit more about that?

Grant Bennett:      Well, to be very direct, our competition has at every stage done everything they can do to delay a decision.  And so at the end of the last hearing, they requested to the right to make one more submission of material and that right was granted by the judge. But the judge previously signaled that this last hearing would most likely be the end.

(David Birnie):      And did I understand you correctly that you will know about this decision  by May and in other words, it will be rendered quickly after this next submission of material or whatever?

Grant Bennett:      That is correct.

(David Birnie):      OK, great quarter.

Grant Bennett:      Thank you.

Operator:               And there are no further questions at this time.

Grant Bennett:      We thank you for joining us and we reiterate our invitation to stop by in person any time and we look forward to speaking with you in a fairly short period of time with the first quarter results.

                              Thank you very much.

Ralph Norwood:   And our annual meeting will be held on May 1 for anybody that wants to venture into Boston.  Hopefully, the snow will be gone by then and you are all invited.

Grant Bennett:      Thank you.  Thanks very much.

Operator:               And this concludes today's conference call, you may now disconnect.

END